UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2020

SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	SD	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Facility

On November 30, SandRidge Energy, Inc. (the “Company”) entered into a $30 million credit facility (the “New Credit Facility”) with the lenders party thereto and Icahn Agency Services LLC, as administrative agent (the “New Administrative Agent”). The New Credit Facility consists of a $10 million revolving loan facility and a $20 million term loan facility. The terms of the New Credit Facility were negotiated by an independent special financing committee of the Company’s board of directors.

The New Credit Facility replaced the Company’s prior Amended and Restated Credit Agreement, dated as of June 21, 2019, among the Company, as borrower, the lenders party thereto, and Royal Bank of Canada, as administrative agent, as amended from time to time, which was terminated effective November 30, 2020 and otherwise would have matured on April 1, 2021.

There are no scheduled borrowing base redeterminations under the New Credit Facility. The outstanding borrowings under the New Credit Facility bear interest at a rate tied to a utilization ratio of (a) LIBOR plus an applicable margin that varies from 200 to 300 basis points or (b) the base rate plus an applicable margin that varies from 100 basis points to 200 basis points.

The New Credit Facility matures on November 30, 2023. The Company has the right to prepay loans under the New Credit Facility at any time without a prepayment penalty, other than customary “breakage” costs with respect to LIBOR loans.

The New Credit Facility is guaranteed by SandRidge Holdings, Inc., SandRidge Exploration and Production, LLC, SandRidge Midstream Inc., SandRidge Operating Company, Lariat Services, Inc., and Integra Energy, L.L.C. (collectively, the “Guarantors”). On November 30, 2020, the Company and the Guarantors entered into a Security Agreement (the “Security Agreement”) in favor of the New Administrative Agent for the benefit of the secured parties, pursuant to which the obligations under the New Credit Facility were secured by liens on substantially all of the assets of the Company and the Guarantors.

Furthermore, the New Credit Facility is secured by (i) first-priority mortgages on at least 95% of the PV-9 pricing of the of all proved reserves included in the most recently delivered reserve report of the Company, (ii) a first-priority perfected pledge of substantially all of the capital stock owned by each credit party and (iii) a first-priority security interest in the cash, cash equivalents, deposit, securities and other similar accounts, and a first-priority perfected security interest in substantially all other tangible and intangible assets of the credit parties (including but not limited to as-extracted collateral, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property and the proceeds of the foregoing).

The New Credit Facility requires the Company to, commencing with the first full quarter ending after the effective date thereof to, maintain (i) a maximum consolidated total net leverage ratio, measured as of the end of any fiscal quarter, of no greater than 3.50 to 1.00 and (ii) a minimum consolidated interest coverage ratio, measured as of the end of any fiscal quarter, of no less than 2.25 to 1.00. Such financial covenants are subject to customary cure rights.

The New Credit Facility contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws, ERISA and anti-corruption laws), maintenance of required insurance, delivery of quarterly and annual financial statements, oil and gas engineering reports, maintenance and operation of property (including oil and gas properties), restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, restricted payments and other customary covenants.

The descriptions of the New Credit Facility are qualified in their entirety by reference to the full text of the New Credit Facility, which is filed herewith as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On November 30, 2020, the Company issued a press release announcing the New Credit Facility. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	New Credit Facility Agreement entered on November 30, 2020.
99.1	Closing of New Credit Facility entered on November 30, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: November 30, 2020	By:	/s/ Salah Gamoudi

Salah Gamoudi

Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	New Credit Facility Agreement entered on November 30, 2020.
99.1	Closing of New Credit Facility entered on November 30, 2020.